For Further Information:
Kraton Polymers LLC
Analyst: Stephen E. Tremblay 281-504-4760
Media: Richard A. Ott 281-504-4720

Kraton Polymers LLC Announces Second Quarter Results
Posting Continued Improvement in Financial Performance

Houston, TX. – August 12, 2008 – Kraton Polymers LLC (Kraton or the Company), a leading global producer of highly engineered polymers, announces results for the three and six months ended June 30, 2008.

Total revenues amounted to $345.4 million for the three months ended June 30, 2008, an increase of $50.5 million, or 17%, from $294.9 million in the three months ended June 30, 2007. For the six months ended June 30, 2008, total revenues amounted to $612.2 million, an increase of $70.5 million, or 13%, from $541.7 million for the six months ended June 30, 2007.

Gross profit amounted to $62.6 million for the three months ended June 30, 2008, an increase of $11.1 million, or 22%, from $51.4 million in the three months ended June 30, 2007. For the six months ended June 30, 2008, gross profit amounted to $111.3 million compared to $83.8 million for the same period in 2007, an increase of $27.6 million, or 33%.

Net income amounted to $10.2 million and $0.8 million for the three and six months ended June 30, 2008, respectively, compared to net income of $6.2 million and a net loss of $7.0 million in the comparable 2007 periods, respectively.

Through June 30, 2008, the Company incurred approximately $7.9 million of restructuring and related charges, largely severance and other staffing-related costs associated with senior executive and other management changes, and the realignment of the research and technical service organizations. In the six months ended June 30, 2007, the Company incurred $0.3 million of similar charges associated with 2007 initiatives.

Last Twelve Months (LTM) Bank EBITDA, a measurement used to determine compliance with our debt covenants, totaled $115.8 million for the period ended June 30, 2008, an increase of $11.6 million and $16.9 million from the LTM periods ended March 31, 2008 and December 31, 2007, respectively. A reconciliation of net income (loss) to LTM Bank EBITDA is attached. The Company was in compliance with its debt covenants at June 30, 2008.

“While we are generally pleased with our 2008 progress, headwinds associated with rising energy and feedstock costs continued in the second quarter and, as such, necessary price increases were implemented to recover these unprecedented cost increases,” said Kevin M. Fogarty, President and Chief Executive Officer. “At the same time, we remain committed to fully optimizing our production assets to improve overall efficiencies. To that end, we are pleased to have recently approved an important series of capital projects to upgrade infrastructure at our world-scale Belpre, Ohio site, and are developing additional improvement projects for our other global manufacturing locations. By combining responsive pricing with an aggressive cost improvement strategy, we intend to restore Kraton to an acceptable, sustainable level of profitability.”

Recent Developments

• Announced additional price increases effective September 1.

•	Approved capital spending to upgrade certain systems and operating controls which will improve the effectiveness, competitiveness and operating efficiency of the flagship Belpre, Ohio site.

•	$10 million voluntary prepayment of bank debt in June 2008; cash-on-hand at June 30, 2008 amounted to $21 million with nothing drawn on the $76 million revolving credit facility.

•	Signed new building lease to house our Houston-based research and technical service organization. The facility, designed specifically to enhance the effectiveness of our research and technical service team, will be occupied in early 2009 and will yield cost savings as compared to our current leased facility.

Kraton has scheduled a conference call for Wednesday, August 13, 2008 to discuss these earnings. The call will begin at 9:00 a.m. central time, 10:00 a.m. eastern time. To listen to the conference call and view the slide presentation, which will be broadcast live over the Internet, go to Kraton’s website at www.kraton.com, click on Investor Relations, and then go to Presentations and select “Second Quarter 2008 Earnings Presentation Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call”. US/Canada Dial-In #: (888) 577-8992 or International Dial-In #: (312) 470-7060. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 5:00 p.m. central time August 13th through 5:00 p.m. central time on August 27th.  To hear a telephonic replay of the call, dial (800) 873-2102 or (402) 220-5069 for international callers. To hear a replay of the call over the Internet, please access Kraton’s website at www.kraton.com.

About Kraton

Kraton is a leading global producer of engineered polymers and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability, and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements
This press release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.  In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Such risks include, but are not limited to, competitive pressures in the specialty chemical industry, changes in prices or availability of raw materials used in our business, changes in levels of consumer spending or preferences, overall economic conditions, the level of our indebtedness and exposure to interest rate and currency fluctuations, governmental regulations and trade restrictions, acts of war or terrorism in the United States or worldwide, political or financial instability in countries where our goods are manufactured and sold, and other risks and uncertainties described in this report and the Company’s other reports and documents. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

KRAT-F

Kraton Polymers LLC

Consolidated Statements of Operations
Three Months Ended June 30, 2008 and 2007
(In thousands of U.S. dollars)
(Unaudited)

	June 30,	June 30,
	2008	2007
Revenues:
Sales	$328,362	$287,326
Other	17,007	7,570

Total revenues	345,369	294,896
Costs of goods sold	282,823	243,460

Gross profit	62,546	51,436
Research and development expenses	7,403	6,529
Selling, general, and administrative expenses	19,909	16,605
Depreciation and amortization of identifiable intangibles	13,110	11,828
Earnings in unconsolidated joint venture	(159)	(95)
Interest expense, net	9,418	9,402

Income before income taxes	12,865	7,167
Income tax provision	(2,649)	(949)

Net income	$10,216	$6,218

Kraton Polymers LLC

Consolidated Statements of Operations
Six Months Ended June 30, 2008 and 2007
(In thousands of U.S. dollars)
(Unaudited)

	June 30,	June 30,
	2008	2007
Revenues:
Sales	$584,650	$527,828
Other	27,580	13,894

Total revenues	612,230	541,722
Costs of goods sold	500,899	457,961

Gross profit	111,331	83,761
Research and development expenses	15,321	13,052
Selling, general, and administrative expenses	45,364	33,614
Depreciation and amortization of identifiable intangibles	27,762	23,878
Earnings in unconsolidated joint venture	(220)	(325)
Interest expense, net	19,803	20,132

Income (loss) before income taxes	3,301	(6,590)
Income tax provision	(2,495)	(388)

Net income (loss)	$806	$(6,978)

Kraton Polymers LLC
..
Consolidated Balance Sheets
June 30, 2008 and December 31, 2007
(In thousands of U.S. dollars)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,352	$48,277
Receivables, net of allowances of $1,589 and $1,542	177,052	140,321
Inventories of products, net	277,414	256,323
Inventories of materials and supplies, net	12,813	12,170
Other current assets	12,109	12,404

Total current assets	500,740	469,495
Property, plant and equipment, less accumulated depreciation of $175,967 and $157,643	398,273	402,270
Identifiable intangible assets, less accumulated amortization of $32,688 and $29,205.	72,874	76,356
Investment in unconsolidated joint venture	10,618	10,326
Deferred financing costs	10,124	10,323
Other long-term assets	18,870	16,124

Total assets	$1,011,499	$984,894

Liabilities and Member’s Equity
Current liabilities:
Current portion of long-term debt	$3,445	$3,445
Accounts payable-trade	107,573	102,952
Other payables and accruals	60,617	55,816
Due to related party	16,077	24,505
Deferred income taxes	9,029	9,827
Insurance note payable	¯	494

Total current liabilities	196,741	197,039
Long-term debt, net of current portion	523,298	535,020
Deferred income taxes	41,161	39,443
Other long-term liabilities	31,218	30,682

Total liabilities	792,418	802,184

Commitments and contingencies
Member’s equity:
Common equity	154,704	143,149
Accumulated other comprehensive income	64,377	39,561

Total member’s equity	219,081	182,710

Total liabilities and member’s equity	$1,011,499	$984,894

Kraton Polymers LLC

LTM Bank EBITDA
(In thousands of U.S. dollars)

	3 Mos Ended	12 Mos Ended	3 Mos Ended	12 Mos Ended
	06/30/08	06/30/08	03/31/08	03/31/08
Net income (loss)	$10,216	$(35,959)	$(9,410)	$(39,957)
Income tax provision (benefit)	2,649	8,245	(154)	6,545
Interest expense, net	9,418	43,131	10,385	43,115
Depreciation and amortization	13,110	55,801	14,652	54,519

EBITDA (1)	$35,393	71,218	$15,473	64,222

LTM Bank EBITDA addbacks (2)
Sponsor fees and expenses		2,000		2,000
Plant turnaround costs		4,321		4,007
Permitted acquisition costs		2,548		2,548
Severance related restructuring charges		3,320		2,529
Specific cost savings expenses		10,000		10,000
Schedule 1.1 cost		3,000		3,000
Equity Investment (3)		9,588		9,588
Other non-cash items increasing Net Income (loss)		9,783		6,238

LTM Bank EBITDA (4)		$115,778		$104,132

(1) The EBITDA measure is used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because all companies do not use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(2) These adjustments are made pursuant to the Credit and Guaranty Agreement, amended as of May 12, 2006.

(3) On January 14, 2008, we received an equity investment of $10.0 million of which $9.6 million was included in LTM Bank EBITDA as provided under the terms of the senior credit facility.

(4) LTM Bank EBITDA is defined in the senior credit facility and is used to determine compliance with certain covenants included in the senior credit facility.